September 17, 2025

John Glenn
Chief Financial Officer
IRADIMED CORP
1025 Willa Springs Drive
Winter Springs, Florida 32708

       Re: IRADIMED CORP
           Form 10-K for the Year Ended December 31, 2024
           File No. 001-36534
Dear John Glenn:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Industrial
Applications and
                                                        Services